Exhibit 99.1

LyondellBasell Announces Executive Leadership Changes

Jan 14, 2016

HOUSTON and LONDON, Jan. 14, 2016 /PRNewswire/ — LyondellBasell (NYSE: LYB), one of the world’s largest plastics, chemical and refining companies, today announced several senior leadership changes.

After four years with LyondellBasell, Timothy D. Roberts, executive vice president of global Olefins and Polyolefins has announced his decision to leave the company. Mr. Roberts will be succeeded by Daniel M. Coombs who joined LyondellBasell last year as executive vice president of global Intermediates and Derivatives, Technology and Procurement. Mr. Coombs brings 30 years of experience in petrochemicals, including leadership roles in commercial, manufacturing and joint ventures in the Middle East.

“We will miss Tim’s leadership and energy. We thank him for his significant contributions and wish him all the best in his future endeavors,” said Bob Patel, LyondellBasell’s CEO. “I feel confident that our depth of talent and prior succession planning allows for a smooth transition and continued industry-leading performance.”

James D. Guilfoyle, currently senior vice president, global Intermediates and Derivatives, will continue in his current role while assuming additional responsibilities for the company’s supply chain activities. For the past year, Mr. Guilfoyle has worked closely with Mr. Coombs leading the company’s global Intermediates and Derivatives business.

“As part of our strong leadership team, Dan and Jim have made a tremendous positive impact on our business,” said Mr. Patel. “As we continue to execute our growth program, both Dan and Jim have the business acumen, industry knowledge and leadership skills necessary to take their functions to the next level.”

Mr. Coombs and Mr. Guilfoyle will report to Mr. Patel.

As part of this transition, LyondellBasell will further expand its regional leadership by appointing Paul Augustowski as senior vice president of Olefins and Polyolefins in the Americas. Mr. Augustowski has over two decades of experience in Polyolefins, in the U.S. and Europe. Richard Roudeix will continue as the European Olefins and Polyolefins business leader. Mr. Augustowski and Mr. Roudeix will report to Mr. Coombs.

About Daniel M. Coombs

Prior to joining LyondellBasell, Mr. Coombs held several senior executive roles with Chevron Phillips Chemical Company including senior vice president for Specialties, Aromatics and Styrenics, vice president of Corporate Planning and Development, and vice president and deputy general manager for Qatar Chemical Company Limited. Mr. Coombs holds a Bachelor of Science in Chemical Engineering from The Ohio State University, a Master of Science in Chemical Engineering from the University of Tulsa and an MBA from Texas A&M University.

About James D. Guilfoyle

Mr. Guilfoyle joined a LyondellBasell predecessor company in 1993 as a chemical engineer at the La Porte, Texas Olefins Plant. Prior to assuming his current role, he held a number of technical and managerial positions within the Olefins and Polyolefins business including vice president of Global Propylene Oxide and Co-Products. Mr. Guilfoyle holds a Bachelor of Science in chemical engineering from the University of Cincinnati, a Master of Science in chemical engineering and an MBA from the University of Houston.

About LyondellBasell

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 56 sites in 19 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

For further information: Media, Michael Waldron, +1 713-309-7575, or Investor, Douglas J. Pike, +1 713-309-7141